Exhibit 99.1

XPO Logistics Announces First Quarter 2020 Results

GREENWICH, Conn. — May 4, 2020 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the first quarter 2020. Revenue was $3.86 billion for the quarter, compared with $4.12 billion for the same period in 2019. Net income attributable to common shareholders was $21 million for the quarter, compared with $43 million for the same period in 2019. Operating income was $81 million for the quarter, compared with $132 million for the same period in 2019. Diluted earnings per share was $0.20 for the quarter, compared with $0.37 for the same period in 2019.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $49 million for the first quarter 2020, compared with $59 million for the same period in 2019. Adjusted diluted earnings per share, a non-GAAP financial measure, was $0.47 for the quarter, compared with $0.51 for the same period in 2019.

Adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), a non-GAAP financial measure, was $333 million for the first quarter 2020, compared with $343 million for the same period in 2019. Adjusted EBITDA for the first quarter 2020 excludes $47 million of transaction, integration and restructuring costs, primarily related to the company’s terminated review of strategic alternatives.

For the first three months of 2020, the company generated $180 million of cash flow from operations, compared with a cash usage of $96 million for the same period in 2019. For the first three months of 2020, the company generated $95 million of free cash flow, a non-GAAP measure, compared with a cash usage of $96 million for the same period in 2019. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “Our results were tracking well until mid-March, when COVID-19 reached pandemic proportions. At that point, our end markets rapidly deteriorated. We acted quickly and took comprehensive safety measures to protect our employees on the front line. I’m immensely grateful to our team for stepping up to the challenge of providing essential supply chain services in this environment.”

Jacobs continued, “Importantly, XPO has $2.5 billion of liquidity and an ironclad business model. Even against the current backdrop, we’re on track to generate hundreds of millions of dollars of free cash flow this year. We’re ready to serve customers through the fits and starts of the recovery, however long it takes, with our e-commerce capabilities, intelligent automation in our warehouses, a digitally connected transportation platform and keen visibility into operating data.”

Liquidity

As of March 31, 2020, XPO had total cash and borrowing capacity of $1.3 billion. In April, the company issued $850 million of 6.25% senior notes maturing in 2025 and added a new $350 million senior secured credit facility. Pro forma for the April financing activities, the company’s total liquidity increased to $2.5 billion, including $2.0 billion of cash, as of March 31, 2020. XPO has no significant debt maturing until June 2022.

2020 Guidance

The company withdrew its full-year 2020 guidance on April 23, 2020 in light of the COVID-19 pandemic.

First Quarter 2020 Results by Segment

•	Transportation: The company's transportation segment generated revenue of $2.46 billion for the first quarter 2020, compared with $2.66 billion for the same period in 2019. The decrease in revenue primarily reflects the negative impact of COVID-19 and the previously disclosed downsizing of business by the company’s largest customer.

Operating income for the transportation segment was $120 million for the first quarter 2020, compared with $128 million for the same period in 2019. The decrease in operating income is primarily related to the decrease in segment revenue and to higher transaction and integration expenses. Adjusted EBITDA for the segment was $253 million for the quarter, compared with $264 million for the same period in 2019.

In North American less-than-truckload (LTL), yield excluding fuel improved by 2.6% year-over-year for the first quarter 2020. The first quarter operating ratio for LTL was 85.8%. Adjusted operating ratio, a non-GAAP financial measure, was a first quarter record at 83.4%, an improvement of 420 basis points year-over-year. Excluding the gains from sales of real estate from both periods, LTL adjusted operating ratio improved by 320 basis points.

•	Logistics: The company's logistics segment generated revenue of $1.44 billion for the first quarter 2020, compared with $1.49 billion for the same period in 2019. The decrease in revenue primarily reflects the company’s elimination of certain low-margin business, the downsizing of business by the company’s largest customer, and the negative impact of COVID-19 in Europe.

Logistics segment operating income was $38 million for the first quarter 2020, compared with $46 million for the same period in 2019. The decrease in operating income is primarily related to the decrease in segment revenue, higher transaction and integration expenses, and higher depreciation and amortization expense. Adjusted EBITDA was $121 million for the quarter, compared with $113 million for the same period in 2019. The improvement in adjusted EBITDA primarily reflects the increasing benefit of the company’s technology initiatives, resulting in workforce productivity gains and pricing optimization.

•	Corporate: Corporate expense was $77 million for the first quarter 2020, compared with $42 million for the same period in 2019. The increase in corporate expense primarily reflects approximately $28 million of professional fees and employee retention costs associated with the company’s terminated review of strategic alternatives.

Share Repurchase Program

In the first quarter 2020, the company repurchased 1.7 million shares of XPO common stock at an average price per share of $66.58, for a total cost of approximately $114 million. As of March 31, 2020, XPO had approximately 91 million shares of common stock outstanding.

New Sustainability Report

On April 20, 2020, XPO released its 2019 Sustainability Report, which provides details of the company's progress in key areas, including safety, employee engagement, diversity and inclusion, ethics and compliance, environmental protection and governance. The report can be downloaded from https://sustainability.xpo.com.

Conference Call

The company will hold a conference call on Tuesday, May 5, 2020, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until June 5, 2020. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13701884.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 30 countries, with 1,506 locations and approximately 97,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. XPO's corporate headquarters are in Greenwich, Conn., USA, and its European headquarters are in Lyon, France. xpo.com

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

XPO’s non-GAAP financial measures for the three months ended March 31, 2020 used in this release include: earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and adjusted EBITDA margin on a consolidated basis and for our transportation and logistics segments; free cash flow; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) ("adjusted EPS"); net revenue for our transportation and logistics segments and intersegment eliminations; adjusted operating income and adjusted operating ratio for our North American less-than-truckload business; and organic revenue and organic revenue growth on a consolidated basis.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition or divestiture and may include transaction costs, consulting fees, retention awards, and, in the case of acquisitions, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's and each business segment's ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as adjusted net cash provided by operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment, with adjusted net cash provided by operating activities defined as net cash provided by operating activities plus cash collected on deferred purchase price receivables. We believe that EBITDA, adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain restructuring costs and amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the following items: foreign currency exchange rate fluctuations, fuel surcharges and revenue associated with our direct postal injection service in last mile.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the company’s free cash flow generation for the coming year. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target," "trajectory" or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; public health crises (including COVID-19); economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers' demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to implement our cost and revenue initiatives; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom's exit from the European Union; and natural disasters, terrorist attacks or similar incidents. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

XPO Logistics, Inc.

Tavio Headley

+1-203-413-4006

tavio.headley@xpo.com

Media Contact
XPO Logistics, Inc.

Erin Kurtz

+1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$3,864	$4,120
Operating expenses
Cost of transportation and services	1,898	2,096
Direct operating expense	1,360	1,406
Sales, general and administrative expense	525	486
Total operating expenses	3,783	3,988
Operating income	81	132
Other expense (income)	(18)	(17)
Foreign currency (gain) loss	(8)	2
Debt extinguishment loss	-	5
Interest expense	72	71
Income before income tax provision	35	71
Income tax provision	10	19
Net income	25	52
Net income attributable to noncontrolling interests	(2)	(5)
Net income attributable to XPO	$23	$47

Net income attributable to common shareholders (1)	$21	$43

Basic earnings per share	$0.23	$0.40
Diluted earnings per share	$0.20	$0.37

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	92	107
Diluted weighted-average common shares outstanding	103	117

(1) Net income attributable to common shareholders reflects the following items:

Non-cash allocation of undistributed earnings	$1	$3
Preferred dividends	1	1

XPO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions, except per share data)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,127	$377
Accounts receivable, net of allowances of $63 and $58, respectively	2,415	2,500
Other current assets	464	465
Total current assets	4,006	3,342

Property and equipment, net of $2,138 and $2,054 in accumulated depreciation, respectively	2,632	2,704
Operating lease assets	2,143	2,245
Goodwill	4,395	4,450
Identifiable intangible assets, net of $825 and $850 in accumulated amortization, respectively	1,046	1,092
Other long-term assets	340	295
Total long-term assets	10,556	10,786
Total assets	$14,562	$14,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,057	$1,157
Accrued expenses	1,446	1,414
Short-term borrowings and current maturities of long-term debt	260	84
Short-term operating lease liabilities	456	468
Other current liabilities	166	135
Total current liabilities	3,385	3,258

Long-term debt	5,766	5,182
Deferred tax liability	505	495
Employee benefit obligations	152	157
Long-term operating lease liabilities	1,689	1,776
Other long-term liabilities	337	364
Total long-term liabilities	8,449	7,974

Stockholders’ equity:
Convertible perpetual preferred stock, $0.001 par value; 10 shares authorized; 0.07 of Series A
shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	41	41
Common stock, $0.001 par value; 300 shares authorized; 91 and 92 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	-	-
Additional paid-in capital	1,943	2,061
Retained earnings	804	786
Accumulated other comprehensive loss	(210)	(145)
Total stockholders’ equity before noncontrolling interests	2,578	2,743
Noncontrolling interests	150	153
Total equity	2,728	2,896
Total liabilities and equity	$14,562	$14,128

XPO Logistics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2020	2019
Operating activities
Net income	$25	$52
Adjustments to reconcile net income to net cash from operating activities
Depreciation, amortization and net lease activity	183	180
Stock compensation expense	18	13
Accretion of debt	4	5
Deferred tax benefit	(2)	(5)
Debt extinguishment loss	-	5
Unrealized (gain) loss on foreign currency option and forward contracts	(4)	2
Gains on sales of property and equipment	(27)	(21)
Other	5	13
Changes in assets and liabilities:
Accounts receivable	44	(246)
Other assets	(16)	(30)
Accounts payable	(69)	(57)
Accrued expenses and other liabilities	19	(7)
Net cash provided by (used in) operating activities	180	(96)
Investing activities
Payment for purchases of property and equipment	(139)	(118)
Proceeds from sale of property and equipment	54	47
Cash collected on deferred purchase price receivable	-	71
Other	6	-
Net cash used in investing activities	(79)	-
Financing activities
Proceeds from borrowings related to securitization program	182	-
Proceeds from issuance of debt	-	1,751
Proceeds from borrowings on ABL facility	620	1,075
Repayment of borrowings on ABL facility	(20)	(1,075)
Repayment of debt and finance leases	(25)	(534)
Payment for debt issuance costs	-	(24)
Repurchase of common stock	(114)	(1,227)
Change in bank overdrafts	42	6
Payment for tax withholdings for restricted shares	(16)	(2)
Other	(1)	1
Net cash provided by (used in) financing activities	668	(29)
Effect of exchange rates on cash, cash equivalents and restricted cash	(19)	-
Net increase (decrease) in cash, cash equivalents and restricted cash	750	(125)
Cash, cash equivalents and restricted cash, beginning of period	387	514
Cash, cash equivalents and restricted cash, end of period	$1,137	$389

Transportation
Summary Financial Table
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2020	2019	$ Variance	Change %
Revenue	$2,459	$2,659	$(200)	-7.5%
Cost of transportation and services	1,732	1,911	(179)	-9.4%
Net revenue (1)	727	748	(21)	-2.8%
Direct operating expense	308	315	(7)	-2.2%
Sales, general and administrative expense
Salaries and benefits	165	173	(8)	-4.6%
Other sales, general and administrative expense	59	45	14	31.1%
Purchased services	27	35	(8)	-22.9%
Depreciation and amortization	48	52	(4)	-7.7%
Total sales, general and administrative expense	299	305	(6)	-2.0%
Operating income	$120	$128	$(8)	-6.3%
Other income (expense) (2)	13	8	5	62.5%
Total depreciation and amortization	110	116	(6)	-5.2%
EBITDA (1)	$243	$252	$(9)	-3.6%
Transaction and integration costs	7	-	7	100.0%
Restructuring costs	3	12	(9)	-75.0%
Adjusted EBITDA (1) (3)	$253	$264	$(11)	-4.2%
Adjusted EBITDA margin (1) (4)	10.3%	9.9%

(1)	See the “Non-GAAP Financial Measures” section of the Press Release.

(2)	Other income (expense) consists of pension income and is included in Other expense (income) in the Condensed Consolidated Statements of Income.

(3)	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income in the Condensed Consolidated Statements of Income.

(4)	Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Transportation
Key Data by Service Offering
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2020	2019
Revenue
North America
Freight Brokerage	$586	$619
Less-Than-Truckload	910	926
Last Mile	201	224
Managed Transport	83	124
Total North America	1,780	1,893
Europe
Freight Brokerage and Truckload	437	473
Less-Than-Truckload	225	253
Total Europe	662	726
Global Forwarding	61	77
Eliminations	(44)	(37)
Total Revenue	$2,459	$2,659

Net Revenue
North America
Freight Brokerage	$103	$127
Less-Than-Truckload	371	348
Last Mile	70	67
Managed Transport	24	25
Total North America	568	567
Europe	146	167
Global Forwarding	13	14
Total Net Revenue (1)	$727	$748

Net Revenue %
North America
Freight Brokerage	17.5%	20.5%
Less-Than-Truckload	40.8%	37.5%
Last Mile	35.0%	30.0%
Managed Transport	28.8%	19.9%
Total North America	31.9%	30.0%
Europe	22.0%	23.1%
Global Forwarding	22.9%	18.6%
Overall Net Revenue %	29.6%	28.1%

Direct Operating Expense
North America
Freight Brokerage	$23	$24
Less-Than-Truckload	147	151
Last Mile	26	22
Managed Transport	15	15
Total North America	211	212
Europe	95	100
Global Forwarding	2	3
Total Direct Operating Expense	$308	$315

(1)	See the “Non-GAAP Financial Measures” section of the Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company's trailer manufacturing business.

XPO Logistics North American Less-Than-Truckload
Summary Data Table
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Number of Working Days	64.0	63.0

Lbs. per Day (Thousands)	68,212	72,864

% Change in Lbs. per Day (1)	-6.4%	-2.0%

Shipments per Day	48,603	50,749

% Change in Shipments per Day (1)	-4.2%	-0.8%

Avg. Weight per Shipment (in pounds)	1,403	1,436

% Change in Weight per Shipment (1)	-2.3%	-1.2%

Gross Revenue per Shipment	$297.03	$296.48

Gross Revenue per Hundred Weight (including fuel surcharges)	$21.16	$20.65

Gross Revenue per Hundred Weight (excluding fuel surcharges)	$18.34	$17.87

% Change in Gross Revenue per Hundred Weight (1)
Including fuel surcharges	2.5%	2.8%
Excluding fuel surcharges	2.6%	3.0%

Average Length of Haul (in Miles)	813.3	808.7

Total Average Load Factor (2)	23,859	22,674

Average Age of Tractor Fleet (Years)	5.15	5.42

(1)	Compared with the same quarter of the previous year.

(2)	Total Average Load Factor equals freight pound miles divided by total linehaul miles.

XPO Logistics North American Less-Than-Truckload
Adjusted Operating Ratio
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2020	2019	$ Variance	Change %
Revenue (excluding fuel surcharge revenue)	$775	$786	$(11)	-1.4%
Fuel surcharge revenue	123	127	(4)	-3.1%
Revenue	898	913	(15)	-1.6%
Salaries, wages and employee benefits	437	445	(8)	-1.8%
Purchased transportation	87	100	(13)	-13.0%
Fuel and fuel-related taxes	57	70	(13)	-18.6%
Other operating expenses	94	102	(8)	-7.8%
Depreciation and amortization	56	58	(2)	-3.4%
Maintenance	23	27	(4)	-14.8%
Rents and leases	15	12	3	25.0%
Purchased labor	1	2	(1)	-50.0%
Operating income	128	97	31	32.0%
Operating ratio (1)	85.8%	89.4%
Transaction and integration costs	2	-	2	100.0%
Restructuring costs	-	2	(2)	-100.0%
Amortization expense	8	8	-	0.0%
Other income (2)	11	6	5	83.3%
Adjusted operating income (3)	$149	$113	$36	31.9%
Adjusted operating ratio (3) (4) (5)	83.4%	87.6%

(1)	Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(2)	Other income primarily consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Income.

(3)	See the “Non-GAAP Financial Measures” section of the Press Release.

(4)	Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

(5)	Excluding the impact of gains on real estate sale-leaseback transactions from both periods, the adjusted operating ratio improved by 320 basis points from 89.7% in the first quarter of 2019 to 86.5% in the first quarter of 2020.

Logistics
Summary Financial Table
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2020	2019	$ Variance	Change %
Revenue	$1,437	$1,494	$(57)	-3.8%
Cost of transportation and services	198	215	(17)	-7.9%
Net revenue (1)	1,239	1,279	(40)	-3.1%
Direct operating expense	1,051	1,091	(40)	-3.7%
Sales, general and administrative expense
Salaries and benefits	87	82	5	6.1%
Other sales, general and administrative expense	22	18	4	22.2%
Purchased services	19	21	(2)	-9.5%
Depreciation and amortization	22	21	1	4.8%
Total sales, general and administrative expense	150	142	8	5.6%
Operating income	$38	$46	$(8)	-17.4%
Other income (expense) (2)	7	5	2	40.0%
Total depreciation and amortization	69	61	8	13.1%
EBITDA (1)	$114	$112	$2	1.8%
Transaction and integration costs	7	-	7	100.0%
Restructuring costs	-	1	(1)	-100.0%
Adjusted EBITDA (1) (3)	$121	$113	$8	7.1%
Adjusted EBITDA margin (1) (4)	8.4%	7.6%

(1)	See the “Non-GAAP Financial Measures” section of the Press Release.

(2)	Other income (expense) consists of pension income and is included in Other expense (income) in the Condensed Consolidated Statements of Income.

(3)	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income in the Condensed Consolidated Statements of Income.

(4)	Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Logistics
Key Data by Geography
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2020	2019
Revenue
North America	$572	$598
Europe	865	896
Total Revenue	$1,437	$1,494

Net Revenue
North America	$553	$573
Europe	686	706
Total Net Revenue (1)	$1,239	$1,279

Direct Operating Expense
North America	$500	$520
Europe	551	571
Total Direct Operating Expense	$1,051	$1,091

Gross Margin
North America	$53	$53
Europe	135	135
Total Gross Margin	$188	$188

Gross Margin %
North America	9.2%	8.7%
Europe	15.7%	15.1%
Total Gross Margin %	13.1%	12.5%

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Corporate
Summary of Sales, General and Administrative Expense
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2020	2019	$ Variance	Change %
Sales, general and administrative expense
Salaries and benefits	$36	$26	$10	38.5%
Other sales, general and administrative expense	-	3	(3)	-100.0%
Purchased services	37	10	27	270.0%
Depreciation and amortization	4	3	1	33.3%
Total sales, general and administrative expense	$77	$42	$35	83.3%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2020	2019	$ Variance	Change %
Revenue	$(32)	$(33)	$1	-3.0%
Cost of transportation and services	(32)	(30)	(2)	6.7%
Net revenue (1)	-	(3)	3	-100.0%
Direct operating expense	1	-	1	100.0%
Sales, general and administrative expense
Salaries and benefits	-	(1)	1	-100.0%
Other sales, general and administrative expense	(1)	(2)	1	-50.0%
Purchased services	-	-	-	0.0%
Depreciation and amortization	-	-	-	0.0%
Total sales, general and administrative expense	(1)	(3)	2	-66.7%
Operating income	$-	$-	$-	-

Note: Intersegment Eliminations represent intercompany activity between the Company's reportable segments that is eliminated upon consolidation. The difference between operating income component line items in the Condensed Consolidated Statements of Income and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General and Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2020	2019	$ Variance	Change %
Net income attributable to common shareholders	$21	$43	$(22)	-51.2%
Distributed and undistributed net income	2	4	(2)	-50.0%
Net income attributable to noncontrolling interests	2	5	(3)	-60.0%
Net income	25	52	(27)	-51.9%
Debt extinguishment loss	-	5	(5)	-100.0%
Interest expense	72	71	1	1.4%
Income tax provision	10	19	(9)	-47.4%
Depreciation and amortization expense	183	180	3	1.7%
Unrealized (gain) loss on foreign currency option and forward contracts	(4)	2	(6)	-300.0%
EBITDA (1)	$286	$329	$(43)	-13.1%
Transaction and integration costs	44	1	43	4300.0%
Restructuring costs	3	13	(10)	-76.9%
Adjusted EBITDA (1)	$333	$343	$(10)	-2.9%
Revenue	$3,864	$4,120	$(256)	-6.2%
Adjusted EBITDA margin (1) (2)	8.6%	8.3%

(1) See the “Non-GAAP Financial Measures” section of the Press Release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

(2) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income and Net Income Per Share to
 Adjusted Net Income and Adjusted Net Income Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2020	2019
GAAP net income attributable to common shareholders	$21	$43
Debt extinguishment loss	-	5
Unrealized (gain) loss on foreign currency option and forward contracts	(4)	2
Impairment of customer relationship intangibles	-	6
Transaction and integration costs	44	1
Restructuring costs	3	13
Income tax associated with the adjustments above (1)	(12)	(8)
Impact of noncontrolling interests on above adjustments	-	(1)
Allocation of undistributed earnings	(3)	(2)
Adjusted net income attributable to common shareholders (2)	$49	$59

Adjusted basic earnings per share (2)	$0.53	$0.55
Adjusted diluted earnings per share (2)	$0.47	$0.51

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	92	107
Diluted weighted-average common shares outstanding	103	117

(1) This line item reflects the aggregate tax benefit (provision) of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Debt extinguishment loss	$-	$1
Unrealized (gain) loss on foreign currency option and forward contracts	(1)	1
Impairment of customer relationship intangibles	-	2
Transaction and integration costs	12	-
Restructuring costs	1	4
	$12	$8

(2) See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2020	2019
Net cash provided by (used in) operating activities	$180	$(96)
Cash collected on deferred purchase price receivable	-	71
Adjusted net cash provided by (used in) operating activities	180	(25)
Payment for purchases of property and equipment	(139)	(118)
Proceeds from sale of property and equipment	54	47
Free Cash Flow (1)	$95	$(96)

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Reconciliation of GAAP Revenue to Organic Revenue

(Unaudited)

(In millions)

	Consolidated
	Three Months Ended March 31,
	2020	2019
Revenue	$3,864	$4,120
Fuel	(387)	(418)
Direct postal injection revenue	-	(40)
Foreign exchange rates	41	-
Organic Revenue	$3,518	$3,662
Organic Revenue Growth (1)	-3.9%

(1) Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2019 organic revenue. See the “Non-GAAP Financial Measures” section of the Press Release.